MOMENTOUS ENTERTAINMENT GROUP, INC.
A Nevada Corporation
CERTIFICATE OF DETERMINATION
OF SERIES B VOTING CONVERTIBLE PERFERRED STOCK

WHEREAS, the Articles of Incorporation of Momentous Entertainment Group, Inc., a Nevada corporation (the "Corporation"), provide that the Corporation has authorized Fifty Million (50,000,000) shares of $.001 par value stock ("Preferred Stock") and, further, that the Bylaws and the Articles of Incorporation of the Corporation, further provide that such Stock may be issued from time to time in one or more series, each of such series to have such voting powers, designations, preferences, and relative participating, option or other special rights and qualifications, limitations or restrictions as determined in a resolution or resolutions adopted by the corporation's Board of Directors.

NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by its Articles of Incorporation, a series of preferred stock of the Corporation be and is hereby created out of the Corporation's Fifty Million (50,000,000) shares of authorized Preferred Stock, designated Series B Voting Convertible Stock (the "Series B Stock"), with such Series B Stock to consist of One Million (1,000,000) shares, with the preferences, rights, qualifications, limitations and restrictions thereof (in addition to those set forth in the Corporation's Articles of Incorporation), to be as follows:

1. Certain Definitions

Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified:

Common Stock. The term "Common Stock: shall mean all shares now or hereafter authorized of any class of the Corporation's $.001 par value common stock and any other stock of the Corporation, excluding the Stock, howsoever designated, authorized after the Issue Date, which has the right (subject always prior to rights of any class or series of Stock: to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

Issue Date. The term "Issue Date" shall mean the date that shares of Series B Stock are first issued by the Corporation.

Junior Stock. The term "Junior Stock" shall mean, for purposes of paragraph 2 below, any class or series of stock of the Corporation authorized after the Issue Date not entitled to receive any dividends in any dividend period unless any dividends required to have been paid or declared and set apart for payment of the Series B Stock shall have been so paid or declared and set apart for payment and , for purposes of paragraph 3 below, shall mean Common Stock and any other class or series of stock of the Corporation authorized

after the Issue Date not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series B Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

Parity Stock. The term "Parity Stock" shall mean, for purposes hereof the Common Stock and any other class or series of stock of the Corporation authorized after the Issue Date entitled to receive payment of dividends subject only to those preferential rights of dividends granted to the Series B Stock and, for purposes hereof, shall mean any class or series of stock of the Corporation authorized after the Issue Date entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation subject to only those preferential rights and preference granted to the Series B Stock.

Senior Stock. The term "Senior Stock" shall mean, for purposes hereof, any class or series of stock of the Corporation authorized before the Issue Date of the Series B Stock except for those preferential rights as granted herein but the right to receive dividends providing all dividends granted to the Series B Stock shall have been paid or set aside to be paid, and, for purposes hereof, shall mean any class or series of stock of the Corporation authorized after the Issue Date ranking equal to the Series B Stock and the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation except for those preferential rights granted to the Series B Stock herein.

2. Dividends

The Series B Stock, notwithstanding the prior preferences, if any, granted to any other class or series of stock before or after the Issue Date shall entitle the holder of record thereof to dividends at as approved by the Board of Directors.

3. Voting Rights

The holders of the Series B Stock issued and outstanding, except as otherwise provided by law or by the Articles of Incorporation of the Corporation, shall have and possess the right to notice of shareholders' meetings and the right to vote upon the ejection of directors or any other matter together with holders of all other classes of voting stock of the Corporation on the basis of One Thousand (1000) votes for each share of Series B Stock owned.

4. Conversion and Anti-Dilution

A. Any holder of the Series B Stock shall be entitled to convert each share of Series B Stock into 1000 shares of the Corporation's Common Stock.

B. Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the 1:1000 ratio established in Section 3 prior to the reverse split. Shares of Series B Preferred Stock, however, would participate in forward splits, and may not be diluted by a reverse split following a forward split.

5. **Exclusion of Other Rights**

Except as may otherwise be required by law, the shares of Series B Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Corporation, as amended. The shares of Series B Stock shall have no preemptive or subscription rights.

6. **Protective Provisions**

So long as any of the Series B Stock shall be outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the total number of shares of Series B Stock outstanding:

A. **No Alteration of Rights**

Alter or change the rights, preferences or privileges of the Series B Stock so as to adversely affect in any manner the Series B Stock; or

B. **No Change in Authorized Shares**
Increase the authorized number of Series B Stock; or

C. **Creation of New Class of Capital Stock**
Create any new class of shares having preferences over or being on a parity with the Series B Stock as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series B Stock then outstanding; or

D. **Repurchase of Capital Stock**
Repurchase any of the Corporation's Common Stock; or

E. **Disposition of Assets**
Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation; or

7. **Headings or Subdivisions**

The heading of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereto.

8. **Severability of Provisions**

If any right, preference or limitation of the Series B Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all of the rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein

set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9. Status of Reacquired Stock

Shares of Series B Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the State of Nevada) have the status of authorized and unissued shares of Stock issuable in series undesignated as to series and may be redesignated and reissued.

IN WITNESS WHEREOF, the Company has caused this "Certificate of Designations of Momentous Entertainment Group, Inc. Establishing The Designations, Preferences, Limitations And Relative Rights of its Series B Preferred Stock" to be duly executed by its Chief Executive Officer this the 29th day of June, 2016.

MOMENTOUS ENTERTAINMENT GROUP, INC.

KURT E. NEUBAUER
Chief Executive Officer